EXHIBIT 99.1

Second Quarter 2013

Supplemental Reporting Package

Table of Contents

The following supplements Industrial Income Trust Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2013, which is available at www.industrialincome.com. As used herein, the terms “IIT,” the “Company,” “we,” “our,” or “us” refer to Industrial Income Trust Inc.

Overview	2

Quarterly Highlights	3

Consolidated Statements of Operations	4

Consolidated Balance Sheets	5

Consolidated Statements of Cash Flows	6

Funds from Operations	7

Selected Financial Data	8

Portfolio Overview	9

Lease Expirations & Top Customers	11

Acquisitions	12

Debt	13

Unconsolidated Joint Ventures	14

Definitions	15

This supplemental information contains forward-looking statements that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended or supplemented by the Company’s other filings with the SEC. Any of these statements could prove to be inaccurate, and actual events or IIT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that it will attain its investment objectives.

Overview

IIT is an industrial real estate investment trust that acquires and operates high-quality distribution warehouses serving as key logistics centers for corporate tenants. IIT’s core strategy is to continue building a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution infrastructure. IIT acquired its first building on June 30, 2010.

As of June 30, 2013, IIT owned and managed, either directly or through an unconsolidated joint venture, a portfolio that included 273 industrial buildings totaling approximately 51.0 million square feet with 527 customers in 22 major industrial markets throughout the U.S with a weighted-average remaining lease term (based on square feet) of 5.1 years. Of the 273 industrial buildings we owned and managed as of June 30, 2013:

•	269 industrial buildings totaling approximately 50.3 million square feet comprised our operating portfolio, which was 92% occupied (93% leased).

•	4 industrial buildings totaling approximately 0.7 million square feet comprised our development portfolio.

Public Earnings Call

We will host a public conference call on Wednesday, August 28, 2013 to review quarterly operating and financial results for the quarter ended June 30, 2013. Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present operating and financial data and discuss the Company’s corporate strategy and acquisition activity. The conference call will take place at 2:15 p.m. MDT and can be accessed by dialing (800) 269-3762. To access a replay of the call, contact Dividend Capital at (866) 324-7348.

Contact Information

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Attn: Thomas G. McGonagle, Chief Financial Officer

Quarterly Highlights

The following is an overview of our financial and operating results for the three months ended June 30, 2013:

•	We raised approximately $337.1 million of gross equity capital from our follow-on offering of common stock.

•

We acquired, either directly or through an unconsolidated joint venture, 47 industrial buildings comprising approximately 6.6 million square feet for an aggregate total purchase price of approximately $448.2 million, exclusive of transfer taxes, due diligence expenses, and other closing costs.

•	Our net operating income(1) was $41.6 million for the quarter ended June 30, 2013, as compared to net operating income of $22.0 million for the same period in 2012.

•

Our net loss attributable to common stockholders was $14.2 million, or $0.09 per share, for the quarter ended June 30, 2013. These results include the effects of non-recurring acquisition-related expenses of $10.6 million, or $0.06 per share. This compares to a net loss attributable to common stockholders of $7.9 million, or $0.08 per share, which included $5.4 million, or $0.05 per share, of acquisition-related expenses for the same period in 2012.

•

We had Company-defined Funds from Operations(2) of $24.3 million, or $0.15 per share, for the quarter ended June 30, 2013, an increase of 15.4% as compared to $12.7 million, or $0.13 per share, for the same period in 2012.

We are currently in the acquisition phase of our life cycle and our operating results are primarily impacted by the timing of our acquisitions and the equity raised through our public offerings. Accordingly, our operating results for the quarters ended June 30, 2013 and 2012 are not directly comparable, nor are our operating results for the quarters ended June 30, 2013 and 2012 indicative of those expected in future periods. We expect that our revenues and operating expenses will continue to increase in future periods as a result of continued growth in our current portfolio and as a result of the additive effect of anticipated future acquisitions of industrial properties.

(1)	See “Selected Financial Data” below for additional information regarding net operating income, as well as “Definitions” below for a reconciliation of net operating income to GAAP net loss.
(2)	See “Funds from Operations” below for a reconciliation of GAAP net loss to Company-defined FFO, as well as “Definitions” below for additional information.

Consolidated Statements of Operations

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Rental revenues	$55,302	$28,425	$106,556	$50,697

Total revenues	55,302	28,425	106,556	50,697

Operating expenses:
Rental expenses	13,715	6,457	26,798	12,103
Real estate-related depreciation and amortization	26,602	13,556	53,884	24,101
General and administrative expenses	1,792	1,516	3,453	2,839
Asset management fees, related party	5,222	2,658	9,754	4,763
Acquisition-related expenses, related party	4,376	3,059	5,334	4,812
Acquisition-related expenses	6,197	2,330	7,968	3,716

Total operating expenses	57,904	29,576	107,191	52,334

Operating loss	(2,602)	(1,151)	(635)	(1,637)
Other expenses:
Equity in loss of unconsolidated joint ventures	170	468	1,456	1,420
Interest expense and other	11,440	6,314	23,038	11,738

Total other expenses	11,610	6,782	24,494	13,158
Net loss	(14,212)	(7,933)	(25,129)	(14,795)
Net loss attributable to noncontrolling interests	—	—	—	—

Net loss attributable to common stockholders	$(14,212)	$(7,933)	$(25,129)	$(14,795)

Weighted-average shares outstanding	166,255	100,788	153,938	85,632

Net loss per common share - basic and diluted	$(0.09)	$(0.08)	$(0.16)	$(0.17)

Consolidated Balance Sheets

($ in thousands)	June 30, 2013	December 31, 2012
ASSETS
Net investment in real estate properties	$2,633,536	$2,122,941
Investment in unconsolidated joint ventures	105,959	96,490
Cash and cash equivalents	22,494	24,550
Restricted cash	2,170	1,926
Straight-line rent receivable	18,206	12,277
Tenant receivables, net	2,756	2,185
Notes receivable	3,612	5,912
Deferred financing costs, net	9,280	10,259
Due from transfer agent	10,572	6,438
Deferred acquisition costs	7,975	4,504
Other assets	4,809	7,466

Total assets	$2,821,369	$2,294,948

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$20,325	$13,514
Tenant prepaids and security deposits	30,959	20,711
Intangible lease liability, net	21,114	12,941
Debt	1,288,390	1,195,218
Due to affiliates	2,612	3,945
Distributions payable	25,973	19,568
Other liabilities	472	2,970

Total liabilities	1,389,845	1,268,867
Total stockholders’ equity	1,431,523	1,026,080
Noncontrolling interests	1	1

Total liabilities and equity	$2,821,369	$2,294,948

Consolidated Statements of Cash Flows

	For the Six Months
	Ended June 30,
($ in thousands)	2013	2012
Operating activities:
Net loss	$(25,129)	$(14,795)
Adjustments to reconcile net loss to net cash provided by operating activities:
Real estate-related depreciation and amortization	53,884	24,101
Equity in loss of unconsolidated joint venture	1,456	1,420
Straight-line rent and amortization of above- and below-market leases	(4,055)	(1,834)
Bad debt expense	354	464
Other	832	695
Changes in operating assets and liabilities	17,036	(3,050)

Net cash provided by operating activities	44,378	7,001

Investing activities:
Real estate acquisitions	(523,979)	(454,263)
Acquisition deposits	(3,975)	(9,300)
Capital expenditures	(27,169)	(4,253)
Investment in unconsolidated joint ventures	(8,413)	(29,586)
Distribution from unconsolidated joint ventures	—	8,817
Other	(132)	195

Net cash used in investing activities	(563,668)	(488,390)

Financing activities:
Proceeds from issuance of mortgage notes	—	91,425
Repayments of mortgage notes	(1,485)	(1,443)
Proceeds from lines of credit	235,000	318,400
Repayments of lines of credit	(140,000)	(310,150)
Financing costs paid	(234)	(684)
Proceeds from issuance of common stock	498,361	445,603
Offering costs for issuance of common stock	(45,154)	(45,579)
Distributions paid to common stockholders	(22,336)	(10,912)
Redemptions of common stock	(6,918)	(2,308)

Net cash provided by financing activities	517,234	484,352

Net (decrease) increase in cash and cash equivalents	(2,056)	2,963
Cash and cash equivalents, at beginning of period	24,550	12,934

Cash and cash equivalents, at end of period	$22,494	$15,897

Funds from Operations (1)

Our second quarter 2013 Company-defined FFO of $0.15 per share increased 15.4% from $0.13 per share for the second quarter 2012. However, the timing of our acquisitions in any period, combined with the level of equity raised has, and could have, an impact, upwards or downwards of a penny or two on our Company-defined FFO in any given quarter. There can be no assurances that the current level of Company-defined FFO will be maintained.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012
Net loss	$(14,212)	$(7,933)	$(25,129)	$(14,795)

Net loss per common share	$(0.09)	$(0.08)	$(0.16)	$(0.17)

Reconciliation of net loss to FFO:
Net loss	$(14,212)	$(7,933)	$(25,129)	$(14,795)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	26,602	13,556	53,884	24,101
Real estate-related depreciation and amortization of unconsolidated joint venture	1,298	1,622	3,158	3,175

FFO	$13,688	$7,245	$31,913	$12,481

FFO per common share	$0.08	$0.07	$0.21	$0.15

Reconciliation of FFO to Company-defined FFO:
FFO	$13,688	$7,245	$31,913	$12,481
Add (deduct) Company-defined adjustments:
Acquisition costs	10,573	5,389	13,302	8,528
Acquisition costs of unconsolidated joint venture	21	115	79	422

Company-defined FFO	$24,282	$12,749	$45,294	$21,431

Company-defined FFO per common share	$0.15	$0.13	$0.29	$0.25

Weighted-average shares outstanding	166,255	100,788	153,938	85,632

(1)	See “Definitions” below for additional information regarding Funds from Operations (“FFO”) and Company-defined FFO.

Selected Financial Data

The following table presents selected consolidated financial information, which has been derived from our condensed consolidated financial statements. The information presented below is only a summary and does not provide all of the information contained in our historical condensed consolidated financial statements, including the related notes thereto, and as such, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
($ in thousands, except per share data)	2013	2012	2013	2012
Operating data:
Rental revenues from same store operating properties(1)	$24,148	$24,563	$41,479	$40,776
Rental revenues from other properties(1)	31,154	3,862	65,077	9,921

Total rental revenues	55,302	28,425	106,556	50,697

Rental expenses from same store operating properties(1)	6,452	5,592	10,875	9,829
Rental expenses from other properties(1)	7,263	865	15,923	2,274

Total rental expenses	13,715	6,457	26,798	12,103

NOI from same store operating properties	17,696	18,971	30,604	30,947
NOI from other properties	23,891	2,997	49,154	7,647

Total NOI (2)	$41,587	$21,968	$79,758	$38,594

Less straight-line rents	$(3,648)	$(1,865)	$(5,930)	$(3,559)
Plus amortization of above market leases, net	820	877	1,875	1,725

Cash NOI (2)	$38,759	$20,980	$75,703	$36,760

Distributions declared per common share	$0.15625	$0.15625	$0.31250	$0.31250

Cash flow data:
Net cash provided by operating activities	$27,044	$5,148	$44,378	$7,001
Net cash used in investing activities	$(455,893)	$(305,128)	$(563,668)	$(488,390)
Net cash provided by financing activities	$418,368	$278,896	$517,234	$484,352

Development activity	$15,318	$—	$16,708	$—
Tenant improvements and leasing commissions	$4,404	$2,270	$8,498	$2,443
Property maintenance and improvements	$1,521	$1,572	$1,963	$1,810

Total capital expenditures	$21,243	$3,842	$27,169	$4,253

Total rental revenues increased significantly for the three months ended June 30, 2013, as compared to the same period in 2012, primarily due to the increase in non-same store rental revenues, which was attributable to the growth in our portfolio. For the three months ended June 30, 2013, non-same store rental revenues reflects the addition of 132 buildings we acquired since April 1, 2012. Same store rental revenues decreased 1.7% for the three months ended June 30, 2013, as compared to the same period in 2012, primarily due to four customers vacating approximately 1.1 million square feet during the period; rental revenues from all other same store properties grew an aggregate 3.4% for the three months ended June 30, 2013.

Total rental expenses increased for the three months ended June 30, 2013, as compared to the same period in 2012, primarily due to an increase in non-same store rental expenses attributable to the significant increase in the number of buildings acquired compared to the same period during 2012. Same store rental expenses increased by 15.4% for the three months ended June 30, 2013, as compared to the same period in 2012, primarily due to an increase in expenses incurred for real estate taxes and repair and maintenance.

(1)	See “Definitions” below additional information regarding “same store operating properties” and “other properties.”
(2)	See “Definitions” below for a reconciliation of net operating income to GAAP net loss and for a reconciliation of cash net operating income to GAAP net loss.

Portfolio Overview

During the second quarter of 2013, we continued to expand and strengthen our presence in our target markets by acquiring primarily quality, functional industrial buildings with generic features designed for flexibility and for high acceptance by a wide range of customers. As of June 30, 2013, the weighted-average age of our buildings (based on square feet) was 14 years.

	As of
	June 30,	December 31,	June 30,
(square feet in thousands)	2013	2012	2012
Portfolio data:
Number of operating buildings	269	208	145
Number of development buildings	4	11	13

Total number of buildings	273	219	158

Number of consolidated buildings	243	190	132
Number of unconsolidated buildings	30	29	26

Total number of buildings	273	219	158

Rentable square feet of consolidated buildings	44,636	36,898	23,816
Rentable square feet of unconsolidated buildings	6,367	6,181	5,377

Total rentable square feet	51,003	43,079	29,193

Total number of customers	527	414	293
Percent occupied of operating portfolio	92%	95%	95%
Percent occupied of total portfolio	91%	90%	91%
Percent leased of operating portfolio	93%	96%	96%
Percent leased of total portfolio	93%	92%	93%

Market by Total Rentable Square Feet

as of June 30, 2013

Portfolio Overview

As of June 30, 2013, we owned and managed a well diversified industrial portfolio located in 22 major markets throughout the U.S. Approximately 36%, 34%, and 30% of our portfolio was located in the East, Central, and West regions of the U.S., respectively.

	Number of Buildings	Rentable				Annualized		Percent of
		Square Feet		Occupied Rate	Leased Rate	Base Rent		Annualized Base Rent
Market		Total	Consolidated			Total	Consolidated	Total	Consolidated
		(in thousands)				(in thousands)
Operating Properties:
Atlanta	19	5,859	5,859	89.0%	89.0%	$14,658	$14,658	7.3%	7.9%
Austin	7	748	748	92.3	94.0	4,029	4,029	2.0	2.2
Baltimore / D.C.	20	2,935	2,716	82.2	82.2	13,884	12,924	6.9	7.0
Chicago	18	3,866	2,853	82.1	82.1	12,638	10,459	6.3	5.7
Dallas	27	3,746	2,918	92.2	93.7	13,759	12,030	6.8	6.5
Houston	27	2,806	2,806	87.8	88.9	11,564	11,564	5.7	6.3
Indianapolis	7	2,698	2,698	97.6	97.6	11,255	11,255	5.6	6.1
Inland Empire	14	4,818	2,065	94.5	100.0	15,979	8,112	7.9	4.4
Los Angeles	5	600	600	100.0	100.0	3,564	3,564	1.8	1.9
Maryland	2	995	995	100.0	100.0	3,972	3,972	2.0	2.1
Memphis	6	2,176	2,176	90.8	90.8	5,548	5,548	2.8	3.0
Nashville	3	1,098	1,098	93.5	100.0	3,269	3,269	1.6	1.8
New Jersey	9	1,831	1,831	93.1	93.1	8,515	8,515	4.2	4.6
Orange County	1	198	—	100.0	100.0	—	—	—	—
Pennsylvania	27	4,792	4,792	97.3	97.7	21,364	21,364	10.6	11.5
Phoenix	17	4,646	4,343	97.3	97.9	23,438	22,494	11.6	12.2
Portland	21	1,423	747	90.5	90.5	6,283	3,611	3.1	1.9
Salt Lake City	4	1,140	1,140	94.8	94.8	5,165	5,165	2.6	2.8
San Francisco Bay Area	7	1,084	997	92.0	92.0	5,253	5,253	2.6	2.8
Seattle / Tacoma	7	1,110	1,110	100.0	100.0	4,452	4,452	2.2	2.4
South Florida	20	1,607	1,607	99.6	99.6	11,083	11,083	5.5	6.0
Tampa	1	147	147	100.0	100.0	943	943	0.5	0.5

Subtotal Operating	269	50,323	44,246	92.4%	93.4%	$200,615	$184,264	99.6%	99.6%

Development Properties:
Inland Empire	1	104	—	—	—	—	—	—	—
Los Angeles	1	305	305	—	—	—	—	—	—
San Francisco Bay Area	1	85	85	100.0	100.0	713	713	0.4	0.4
South Florida	1	186	—	—	100.0	—	—	—	—

Subtotal Development	4	680	390	12.5%	39.8%	$713	$713	0.4%	0.4%

Total Portfolio	273	51,003	44,636	91.4%	92.7%	$201,328	$184,977	100.0%	100.0%

Lease Expirations & Top Customers

We continue to expand our portfolio and diversify our customer base. As of June 30, 2013, we had 273 industrial buildings occupied by 527 customers with 574 leases, up from 219 industrial buildings occupied by 414 customers with 449 leases as of December 31, 2012.

Lease Expirations

During the first six months of 2013, we leased approximately 4.1 million square feet, including 2.4 million square feet related to new leases and expansions, and 1.7 million square feet related to renewals. Expansions represented approximately 6% of the total leasing activity for the six months ended June 30, 2013.

	Number of Leases	Occupied		Percent of Occupied		Annualized		Percent of
		Square Feet		Square Feet		Base Rent		Annualized Base Rent
Year		Total	Consolidated	Total	Consolidated	Total	Consolidated	Total	Consolidated
		(in thousands)				(in thousands)
Remainder of 2013(1)	56	1,720	1,631	3.7%	4.0%	$9,021	$8,571	4.5%	4.6%
2014	88	5,414	3,928	11.6	9.6	25,482	19,193	12.7	10.4
2015	107	5,168	5,047	11.1	12.3	23,546	23,147	11.7	12.5
2016	78	5,287	4,988	11.4	12.2	24,134	22,667	12.0	12.3
2017	70	3,852	3,751	8.3	9.1	18,193	17,739	9.0	9.6
2018	56	5,975	5,900	12.8	14.4	25,506	25,297	12.7	13.7
2019	31	4,539	3,389	9.7	8.3	20,459	18,401	10.2	9.9
2020	21	1,779	1,392	3.8	3.4	7,552	6,314	3.7	3.4
2021	17	4,446	3,526	9.5	8.6	19,634	16,494	9.7	8.9
2022	17	3,543	3,543	7.6	8.6	15,570	15,570	7.7	8.4
Thereafter	33	4,870	3,909	10.5	9.5	12,231	11,584	6.1	6.3

Total occupied	574	46,593	41,004	100.0%	100.0%	$201,328	$184,977	100.0%	100.0%

Customers

Of the 527 customers as of June 30, 2013, there were no customers that individually represented more than 10% of total annualized base rent. The following table reflects our 10 largest customers, based on annualized base rent, which occupied an aggregate 11.8 million square feet as of June 30, 2013:

Customer	Percent of Total Annualized Base Rent	Percent of Total Occupied Square Feet
Amazon.com, LLC	6.7%	5.3%
Home Depot USA INC.	5.2	5.0
Hanesbrands, Inc.	2.9	2.8
Belkin International	2.7	1.7
Solo Cup Company	2.0	3.4
GlaxoSmithKlein	1.6	1.3
Harbor Freight Tools	1.3	1.7
Bunzl Distribution USA, Inc.	1.2	1.2
Phillips-Van Heusen Corporation	1.2	1.8
S.C. Johnson & Son	1.1	1.1

Total	25.9%	25.3%

(1)	Includes month-to-month leases.

Acquisitions

During the first six months of 2013, we acquired, either directly or through an unconsolidated joint venture, 54 industrial buildings comprising approximately 7.9 million square feet for an aggregate purchase price of approximately $539.8 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The following table summarizes our acquisitions completed during the first six months of 2013:

($ in thousands)	Acquisition Date	Market	Number of Buildings	Occupancy Rate (1)	Rentable Square Feet	Total Purchase Price
Consolidated properties:
Clifton Distribution Center	2/6/2013	New Jersey	1	100%	231,000	$26,100
Hayward Distribution Center	2/14/2013	San Francisco Bay	1	100	102,000	9,600
Valley View Business Center	3/25/2013	Dallas	2	100	209,000	12,200
York Distribution Center II	3/27/2013	Pennsylvania	1	100	603,000	31,671
Andover Distribution Center	3/29/2013	Seattle / Tacoma	2	100	163,000	12,050
Marina West Distribution Center II	4/2/2013	South Florida	3	100	402,000	39,400
Beltway Cross Distribution Center	4/9/2013	Houston	4	96	491,000	38,250
Gwinnett Distribution Center	4/24/2013	Atlanta	2	96	317,000	12,000
Bluegrass Distribution Center I & II	4/24/2013	Atlanta	4	97	389,000	28,000
Northpointe Distribution Center	4/30/2013	Baltimore / D.C.	2	87	83,000	9,625
Fremont Distribution Center II	5/6/2013	San Francisco Bay	1	100	174,000	13,500
Broadway 101 Commerce Center	5/15/2013	Phoenix	11	84	808,000	77,002
Lakeview Business Center	5/15/2013	South Florida	7	97	210,000	17,450
South San Francisco Distribution Center II	5/23/2013	San Francisco Bay	1	100	85,000	9,950
Iron Run Distribution Center	6/6/2013	Pennsylvania	1	100	125,000	8,000
Buckeye Distribution Center	6/7/2013	Phoenix	2	100	684,000	44,300
Valley Crossings Distribution Center	6/13/2013	Pennsylvania	1	100	270,000	16,550
Artesia Distribution Center	6/26/2013	Los Angeles	1	100	152,000	14,801
Carlisle Distribution Center	6/26/2013	Pennsylvania	2	100	694,000	40,700
Greenwood Distribution Center	6/28/2013	Indianapolis	1	100	450,000	15,725
Nashville Portfolio	6/28/2013	Nashville	3	100	1,098,000	49,050

Total consolidated properties			53	98	7,740,000	525,924

Unconsolidated properties:
Miami Distribution Center	4/30/2013	South Florida	1	—	185,000	13,867

Total unconsolidated properties			1	—	185,000	13,867

Total properties			54	95%	7,925,000	$539,791

(1)	At acquisition date.

Debt

Summary of Consolidated Debt

As of June 30, 2013, we had approximately $1.3 billion of consolidated indebtedness, which was comprised of borrowings under our unsecured line of credit and unsecured term loan, and our mortgage note financings. Our consolidated debt had a weighted-average remaining term of approximately 6.6 years. The following is a summary of our consolidated debt as of June 30, 2013:

	Stated
	Interest Rate at	Initial	Balance as of
($ in thousands)	June 30, 2013	Maturity Date	June 30, 2013
Unsecured line of credit	1.94%	August 2015	$170,000
Unsecured term loan(1)	1.89%	January 2018	200,000
Fixed-rate mortage notes	4.27%	June 2015 - November 2023	909,310
Variable-rate mortgage note	2.19%	May 2015	9,080

Total / weighted-average mortgage notes	4.25%		918,390

Total / weighted-average consolidated debt	3.58%		$1,288,390

Fixed-rate debt	4.27%		71%
Variable-rate debt	1.92%		29%

Total / weighted-average	3.58%		100%

Scheduled Principal Payments of Debt

As of June 30, 2013, the principal payments due on our consolidated debt during each of the next five years and thereafter were as follows:

($ in thousands)	Line of Credit (2)	Unsecured Term Loan	Mortgage Notes	Total
Remainder of 2013	$—	$—	$1,491	$1,491
2014	—	—	4,582	4,582
2015	170,000	—	50,677	220,677
2016	—	—	17,655	17,655
2017	—	—	59,572	59,572
Thereafter	—	200,000	782,805	982,805

Total principal payments	170,000	200,000	916,782	1,286,782
Unamortized premium on assumed debt	—	—	1,608	1,608

Total	$170,000	$200,000	$918,390	$1,288,390

(1)

We entered into LIBOR-based forward-starting interest rate swap agreements to hedge LIBOR on the unsecured term loan. The forward-starting interest rate swaps have an effective date of January 14, 2014 and will fix LIBOR at 0.98%, with an all-in interest rate ranging from 2.68% to 3.43%, depending on our consolidated leverage ratio. The forward-starting interest rate swaps will expire in October 2017.

(2)	The line of credit matures in August 2015 and may be extended pursuant to two one-year extension options, subject to certain conditions.

Unconsolidated Joint Ventures

We enter into joint ventures primarily for purposes of jointly investing in, developing, and acquiring industrial properties located in major U.S. distribution markets. The following table summarizes the Company’s unconsolidated joint ventures:

			Investment in Unconsolidated
			Joint Ventures as of
	Percent	Number of	June 30,	December 31,
($ in thousands)	Ownership	Buildings	2013	2012
Institutional Joint Ventures:
IIT North American Industrial Fund I Limited Partnership	51%	30	$98,130	$94,636
Other Joint Ventures(1):
Park 355 DC II	75%	—	3,799	—
Valley Parkway	50%	—	4,030	1,854

Total		30	$105,959	$96,490

IIT North American Industrial Fund I Limited Partnership

We have a 51% ownership interest in an unconsolidated joint venture with a subsidiary of a highly-rated, investment grade institutional investor. As of June 30, 2013, the unconsolidated joint venture owned 30 industrial buildings totaling 6.4 million square feet in nine major industrial markets throughout the U.S. with an aggregate purchase price of approximately $393.5 million. The following table summarizes financial information for the IIT North American Industrial Fund I Limited Partnership:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
($ and square feet in thousands)	2013	2012	2013	2012
Operating data:
Total revenues	$6,665	$6,513	$12,857	$12,677
Total operating expenses	(5,115)	(5,711)	(11,798)	(12,114)
Interest expense and other	(1,681)	(1,720)	(3,712)	(3,348)
Net loss	(131)	(918)	(2,653)	(2,785)

	June 30, 2013	December 31, 2012
Balance sheet data:
Net investment in real estate properties	$376,704	$373,634
Cash and cash equivalents	6,207	5,929
Total assets	405,120	396,347
Debt	207,179	204,652
Total liabilities	211,425	209,596
Total equity	193,695	186,751
Other data:
Number of buildings	30	29
Total rentable square feet	6,367	6,181
Customers	35	32

(1)	Each joint venture is developing one building. The building is currently under construction.

Definitions

Annualized Base Rent. Annualized base rent is calculated as monthly base rent (cash basis, which accounts for any tenant concessions) per the terms of the lease as of June 30, 2013, multiplied by 12.

Consolidated Portfolio. The consolidated portfolio excludes properties owned through our unconsolidated joint ventures.

Development Portfolio. The development portfolio includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s completion or a building achieving 90% occupancy.

Funds from Operations (“FFO”) and Company-Defined FFO. We believe that FFO and Company-defined FFO, in addition to net loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy, or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

Company-defined FFO. Similar to FFO, Company-defined FFO is a non-GAAP measure that excludes real estate-related depreciation and amortization, and also excludes non-recurring acquisition-related costs (including acquisition fees paid to the Advisor) and a non-recurring loss from the early extinguishment of debt, each of which are characterized as expenses in determining net loss under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating operating income and cash flow in order to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, all paid and accrued acquisition-related costs negatively impact our operating performance and cash flows from operating activities during the period in which properties are acquired. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment or reimbursement of these acquisition-related costs, then such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. As such, Company-defined FFO may not be a complete indicator of our operating performance, especially during periods in which properties are being acquired, and may not be a useful measure of the long-term operating performance of our properties if we do not continue to operate our business plan as disclosed.

We are currently in the acquisition phase of our life cycle. Management does not include historical acquisition-related expenses in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. In addition, management does not include a non-recurring loss from the early extinguishment of debt in its evaluation of future operating performance as the transaction that resulted in the loss was driven by factors relating to the external capital markets, rather than factors specific to the on-going operating performance of our properties. We use Company-defined FFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine exit strategies. We believe Company-defined FFO could facilitate a comparison to other REITs that are not engaged in acquisition activity and have similar operating characteristics as us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with these same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC,

Definitions

NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate Company-defined FFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of Company-defined FFO.

GAAP. Generally accepted accounting principles used in the United States.

Net Operating Income (“NOI”) and Cash NOI. We define (i) NOI as GAAP rental revenues less GAAP rental expenses and (ii) cash NOI as NOI (as previously defined), excluding non-cash amounts recorded for straight-line rents and the amortization of above and below market leases. We consider NOI and cash NOI to be appropriate supplemental performance measures. We believe NOI and cash NOI provide useful information to our investors regarding our financial condition and results of operations because NOI and cash NOI reflect the operating performance of our properties and exclude certain items that are not considered to be controllable in connection with the management of the properties, such as depreciation and amortization, acquisition-related expenses, general and administrative expenses, equity in loss of unconsolidated joint ventures, interest expense, and accounting adjustments for straight-line rent and the amortization of above and below market leases. However, NOI and cash NOI should not be viewed as alternative measures of our financial performance since it excludes such expenses, which could materially impact our results of operations. Further, our NOI and cash NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI and cash NOI. Therefore, we believe net loss, as defined by GAAP, to be the most appropriate GAAP measure to evaluate our overall performance. Refer to the reconciliation below of our GAAP net loss to NOI and cash NOI.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
($ in thousands)	2013	2012	2013	2012
Reconciliation of GAAP net loss to NOI:
GAAP net loss	$(14,212)	$(7,933)	$(25,129)	$(14,795)
Real estate-related depreciation and amortization	26,602	13,556	53,884	24,101
General and administrative expenses	1,792	1,516	3,453	2,839
Asset management fees	5,222	2,658	9,754	4,763
Acquisition costs	10,573	5,389	13,302	8,528
Other expenses	11,610	6,782	24,494	13,158

NOI	$41,587	$21,968	$79,758	$38,594

Straight-line rents	(3,648)	(1,865)	(5,930)	(3,559)
Amortization of above market leases, net	820	877	1,875	1,725

Cash NOI	$38,759	$20,980	$75,703	$36,760

Occupied Rate / Leased Rate. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

Operating Portfolio. The operating portfolio includes stabilized properties.

Same Store Operating Properties. The same store portfolio includes operating properties owned for the entirety of both the current year period and prior year period for which the operations have been stabilized. Properties that do not meet the same store criteria are included in “other properties” in “Selected Financial Data” above. The same store operating portfolio for the three months ended June 30, 2013 and 2012 included 108 buildings owned as of April 1, 2012 and the same store operating portfolio for the six months ended June 30, 2013 and 2012 included 91 buildings owned as of January 1, 2012.

Total Portfolio. The total portfolio includes both our consolidated and unconsolidated properties and assumes 100% ownership of our unconsolidated properties.